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                                                                   EXHIBIT 10.48

                             DISTRIBUTION AGREEMENT

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and the Commission's rules and regulations promulgated under the Freedom of Information Act, pursuant to a request of confidential treatment.

                  This agreement ("Agreement") is made and entered into as of October 15, 1998, by and between Carme Cosmeceutical Sciences, Inc., a Corporation ("Carme"), and ICN Pharmaceuticals, Inc., a Delaware Corporation ("ICN").

                  Senetek PLC ("Senetek") holds certain patents for Kinetin and has granted its subsidiary Carme certain rights arising under the patents, including the right to manufacture, have manufactured and sell products containing Kinetin. ICN desires to market and sell in the ethical market channel specific formulations containing Kinetin for use as a skin care product. Carme is willing to grant ICN the right to market and sell such formulations subject to the terms and conditions of this Agreement.

                  Accordingly, in consideration of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

1.       DEFINITIONS

                  When used in this Agreement, each of the following capitalized terms shall have the respective meaning set forth in this Article.

     1.1 "Affiliate" means, with respect to any Person, another Person controlled by, controlling or under common set forth in this Article.

     1.2 "Authorized Channel" means the sale of the products in the ethical market channel, including (by way of example and not limitation) physicians, pharmacies, medical clinics, and HMO's, and other recognized prescription drug channels.

         "*Filed Separately with the Commission*"

     1.4 "Best Efforts" shall mean that commercially reasonable degree of effort, expertise, knowledge and resources which one skilled, able, familiar with and experienced in the matters set forth herein would utilize and otherwise apply with respect to fulfilling an obligation.

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     1.5 "Carme Confidential Information" means the Know-How, non-public information concerning the Patents, Improvements, marketing, sales, financial, scientific, and other non-public and/or proprietary information concerning the products, projects, business and operations of Carme to ICN.

     1.6 "Calendar Quarter" means a period beginning on the first day of January, April, July or October and ending on the last day of March, June, September, or December, respectively.

     1.7 "Contract Year" means the period beginning on the date of the initial launch or any anniversary thereof during the Term and ending on the first to occur of one (1) year after such date and the termination of this Agreement.

     1.8 "Disruption Period" means any period during which Carme is unable to deliver Products to ICN which conform to the specifications and are manufactured in compliance with section 5.2.3.

     1.9 "Improvement" means any information, discovery, creation, derivative work, invention, or trade secret, whether or not patented or patentable or copyrighted or copyrightable, that relates to or is based upon the Patents or Know-How and is developed or otherwise acquired by either party or its respective affiliates.

     1.10 "Know-How" shall mean such know-how, special knowledge, technical or other information, whether or not patented or patentable, owned or controlled by Carme or its Affiliates at any time prior to or during the term of this Agreement specifically related to the development, manufacture or use of any device relating to the Product.

     1.11 "ICN Confidential Information" means marketing, sales, financial, scientific and other non-public and/or proprietary information concerning the products, projects, business and

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operations of ICN including the manufacture, use, or sale of the Products disclosed by ICN to Carme.

     1.12 "Net Sales" as used herein, shall mean the gross amount billed for commercial sales of the Products sold, or otherwise distributed to any party by ICN, its Affiliates or its sublicenses (not including sales by ICN to its Affiliates or sublicensees), less the following deductions:

                  "*Filed Separately with the Commission*"

     1.13 "Patents" means the patents and patent applications for Kinetin set forth on Exhibit A.

     1.14 "Person" means an individual, legal entity, government or agency thereof.

     1.15 "Product(s)" means the lotion formulation containing Kinetin as set forth in Exhibit B (the "Lotion"), the cream formulation containing Kinetin as set forth in Exhibit C (the "Cream"), and all line extensions and enhanced formulations of the foregoing.

     1.16 "Specifications" means the specifications for the Lotion set forth in Exhibit B and for the Cream set forth in Exhibit C.

     1.17 "Territory" means worldwide; "Core Territory" means the continental United States, Alaska, Hawaii, Puerto Rico and Canada.

     1.18 "Term" means the period starting on the date of this Agreement and ending upon the expiration of the last to expire of the Patents.

2.       GRANT OF RIGHTS TO SELL

     2.1 Grant. Carme hereby grants to ICN during the Term hereof the right to sell the Products in the Authorized Channel within the Territory, subject to terms of this Agreement (the "Rights").

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     2.2 Non-Core Territories. In the event ICN does not launch the Product in any market outside the Core Territory within two (2) years from the date of this Agreement, ICN's rights in that market shall, at Carme's option on written notice to ICN, become non-exclusive or terminate.

     2.3 Right of First Offer. During the Term hereof, ICN shall have the right of first offer to obtain the right to sell in the Authorized Channel in the Territory new and enhanced products, developed or otherwise acquired by Carme and/or its affiliates, which utilized Kinetin analogues, including Zeatin, as the primary active ingredient for use as a skin care product; provided, however, that such right of first offer shall not apply with regard to products that are protected through patents or other exclusivity as to, owned by, or vested in a third party and as to which Carme or its Affiliates have not acquired the right to grant marketing rights to others. ICN shall have sixty (60) days from the date that Carme notifies ICN that such a new or enhanced product is to or may become available for sale to deliver an offer to Carme setting forth in reasonable detail the terms upon which ICN would purchase, market and resell such product. If Carme elects not to accept ICN's offer (or if no offer is made within such period), Carme shall be free to grant such rights to others on terms no better to such other party than those last offered by ICN, (or, if Carme has made a counter offer, on terms no better to such other party than those offered by Carme to ICN exercise such rights itself, or any combination thereof, all in Carme's sole and absolute discretion.

     2.4 Exclusivity. Carme shall not grant any other party the right to sell the Products in the Authorized Channel in the Territory during the Term and shall not grant the right to sell the Products with a concentration of Kinetin of 0.1% or greater in any marketing channel within the Territory (the "Exclusivity Right"). The Exclusivity Right may be terminated by Carme upon


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notice given to ICN if ICN fails to meet any Minimum Purchase Requirement or satisfy the Promotion Commitment, or as provided in section 2.2 above.

     2.5 No Other Rights. It is expressly understood that this Agreement grants no rights to ICN for the sale of the Product or under the Patents except those express rights set forth in Sections 2.1 through 2.4. Without limiting the foregoing, it is understood and agreed that ICN has not right pursuant to this Agreement to, and shall not, (i) sell or permit its customers to sell the Products outside the Authorized Channel or the Territory, (ii) manufacture or have made other than by Carme any Products (other than pursuant to Section 4.6 of this Agreement) or (iii) have any right with respect to Improvements except as set forth in Section 2.3. Upon any termination of this Agreement, ICN shall have no right of any kind with respect to the Products, Patents or Improvements other than the right to complete the sale of Products then lawfully in its possession subject to the payment of royalties pursuant to Section 3.3.2. Nothing in the foregoing sentence shall diminish ICN's rights in any trademark or other intellectual property owned by ICN and used in connection with the Products.

3.       PURCHASE COMMITMENTS

     3.1 Initial Order. Concurrently with execution of this Agreement, ICN shall issue a non-cancelable purchase order for "*Filed Separately with the Commission*"units of the Lotion and "*Filed Separately with the Commission*"units of the Cream (the "Initial Order").

     3.2 Minimum Purchase Requirements. During the first Contract Year, ICN shall purchase not less than "*Filed Separately with the Commission*"unit (the "Minimum Purchase Requirement"). The Minimum Purchase Requirement may be met with units any combination of Products (including line extensions and/or additional formulations) purchased by ICN pursuant to this Agreement. In advance of each subsequent Contract Year, ICN and Carme shall agree on a reasonable Minimum Purchase Requirement for that year. In the event the parties fail to agree

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on a reasonable minimum purchase requirement, Carme may at its option terminate the Exclusivity Right. In the event ICN fails to meet the Minimum Purchase Requirement, Carme's sole remedy shall be termination of this Agreement pursuant to Section 9.2 below or termination of the Exclusivity Right pursuant to section
2.4 above.

     3.3 Payment.

         3.3.1 Base Price. Carme may send an invoice for the Base Price for Product ordered by ICN at any time after shipment. ICN shall pay Carme such amount within thirty (30) days of the date of such invoice. Late payments shall be subject to a monthly processing fee of "*Filed Separately with the Commission*"of the amount due or, if such amount is not permitted by law, the maximum amount permitted by law. Shipping charges for the Initial Order shall be invoiced upon shipment and paid by ICN as otherwise set forth in this Section 3.3.1.

         3.3.2 Royalties. In further consideration of the grant of the rights under this Agreement, ICN shall pay to Carme a royalty of "*Filed Separately with the Commission*"of Net Sales from the Products in the Core Territory beginning in the second Contract Year; "*Filed Separately with the Commission*". Royalties for other markets will be agreed separately based on prevailing market conditions, (however the average royalty overall shall not exceed "*Filed Separately with the Commission*"). The Royalty shall be paid by ICN to Carme quarterly with respect to sales of the Products during each Calendar Quarter within thirty (30) days after the end of such Calendar Quarter. Each royalty payment shall be accompanied by a statement setting forth in reasonable detail the basis for the calculation of the royalty amount paid. ICN shall permit Carme reasonable access to the date necessary to audit such calculation upon request from Carme provided that any such audit shall be conducted by independent auditors. Any such audit shall be commenced by Carme no later than three (3) years following the end of the relevant


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contractual year, and no more than one such audit shall be conducted during any twelve (12) month period.

         3.3.3 Adjustments to Base Price. At the end of the first Contract Year and at the end of each following Contract Year, the Base Price, as previously adjusted, shall be adjusted based on changes in actual costs during the just completed Contract Year.

4. MANUFACTURE DELIVERY OF PRODUCTS

     4.1 Source. Products shall be manufactured by "*Filed Separately with the Commission*" or such other manufacturer(s) as Carme may from time to time designate. ICN shall have the right to conduct reasonable audits of any manufacturing site designated by Carme. Any manufacturing site transfer shall be performed in accordance with standards of good manufacturing practices for cosmetic products.

     4.2 Orders. Orders for Products shall be delivered to Carme at the following address:

                           Carme Cosmeceutical Sciences, Inc.
                           620 Airpark Road
                           Napa, CA 94558
                           Attention:  Purchasing Department

or at such other address as Carme may give ICN notice.


     4.3 Packaging and Labeling. The Products shall be packaged and labeled as set forth in Exhibit D. ICN grants to Carme a license to utilize the trademarks, service marks and other intellectual property necessary to package and label the Products as specified in Exhibit C (the "Packaging License"). The Packaging License shall expire upon the termination of this Agreement.

     4.4 Requirements Forecasts. ICN shall provide Carme with a rolling twelve
(12) month forecast of its requirements for Products under this Agreement to be updated quarterly, and delivered to Carme at least thirty (30) days in advance of the period forecasted. The first

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 ninety (90) days of each forecast shall constitute a firm order that is not subject to cancellation by ICN.

     4.5 Delivery. Carme shall use its best efforts to fulfill orders within ninety (90) days of the date they are confirmed by Carme. Inability to fulfill any order within ninety (90) days shall be deemed a Disruption Period. ICN may not cancel any order after it is confirmed, provided the order is fulfilled within ninety (90) days. Carme shall ship the Products from the place of manufacture to such location within the Territory as ICN specifies in the Order. ICN shall reimburse Carme for all reasonable costs of shipping, including without limitation reasonable costs of insurance. Such costs shall be reflected in invoices delivered pursuant to Section 3.3.1.

     4.6 Interim Manufacturing License. During any Disruption Period, ICN or its designee shall have a non-exclusive license to use the Patents, Know-How and Carme Confidential Information to produce the Products (the "License"). All manufacturing of the Products pursuant to the License shall be completed in compliance with the specifications set forth in this Agreement for the Products. Carme shall make available to ICN (at ICN's expense, limited to the actual cost of materials) during any Disruption Period any packaging and/or labeling materials in the possession of Carme or Carme's contract manufacturers for the Products. ICN shall have the right at any time during this Agreement to perform technology transfer, manufacturing scale up, and manufacturing development for the products at a site of ICN's choice. The License shall terminate upon the first to occur of (a) notice from Carme to ICN that it has resumed production and can deliver Products immediately or (b) termination of this Agreement.

5.      REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF THE PARTIES

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     5.1 Representations, Warranties and Covenants of ICN. ICN represents, warrants and covenants as follows:


         5.1.1 Qualifications and Authorization. ICN is a corporation duly formed, validly existing and in good standing in the state of Delaware with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. ICN is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its operations or ownership of assets in connection with this Agreement requires such licensing or qualification.


         5.1.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by ICN with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of ICN, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any encumbrance upon any of ICN's assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which ICN is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award applicable to ICN, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have a material adverse affect on the business of ICN or its ability to perform this Agreement.

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         5.1.3 Compliance With Laws. ICN shall comply in all material respects with any law, regulation, ordinance, order, injunction, decree or requirement applicable to the marketing or sale of the Products.

         5.1.4 Marketing Efforts. ICN will promote and market the Products in a manner consistent with its efforts for other products and general industry practice. In connection with these efforts, ICN will spend during the first Contract Year not less than "*Filed Separately with the Commission*"on advertising and promotion related exclusively to the Products, with any additional expenditures to be based on a review of sales trends for the Products six months following launch (the "Promotion Commitment").

         5.1.5 Product Launch. ICN will begin marketing the product not later than the end of the first Calendar Quarter of 1999, or shall, on the last day of such Calendar Quarter, place a non cancelable order for not less than "*Filed Separately with the Commission*" units of Products, with payment to be made in accordance with section 3.2.2

         5.1.6 Packaging License. To the knowledge of ICN, the Packaging License includes all the intellectual property rights necessary for Carme to produce the packaging and labeling required by this Agreement.

     5.2 Representations and Warranties and Covenants of Carme. Carme represents, warrants and covenants as follows:

         5.2.1 Qualifications and Authorization.Carme is a corporation duly formed, validly existing and in good standing in the state of Delaware with full corporate power and authority to conduct its business as it is now conducted and to enter into and perform this Agreement. Carme is duly licensed or quliaified to do business and is in good standing in each


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jurisdiction in which its operations or ownership of assets in connection with this Agreement requires such licensing or qualification.

         5.2.2 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, nor compliance by Carme with any of the provisions hereof, will (i) violate or conflict with any provision of the Certificate of Incorporation and Bylaws of Carme, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), under, or result in creation of any encumbrance upon any of Carme's assets under, any of the terms, conditions or provisions of any material contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation to which Carme is a party, or (iii) violate any statute, rule, regulation, ordinance, code, order, judgment ruling, writ, injunction, decree or aware applicable to Carme, except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults or creations of encumbrances which, in the aggregate, would not have materials adverse effect on the business of Carme or its ability to perform this agreement.

         5.2.3 Products Standards. Carme warrants that the Products will be manufactured in accordance with the Specifications and in compliance with the existing master batch record and current good manufacturing practices for cosmetic products, and that the Products will conform in all respects to the Specifications when delivered to the shipper for shipment to the ICN. Any changes in the master batch record, shall be pre-approved in writing by ICN and Carme.

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         5.2.4 Compliance with Law. Carme shall comply in all material respects with any law, regulation, ordinance, order, injunction, decree or requirement applicable to the manufacture, packaging, storage, shipment and sale of the Products.

         5.2.5 Patents. Senetek owns the Patents. To the knowledge of Carme and
Senetek: (i) the Patents do not infringe upon the rights of any third party; and
(ii) the Patents are valid. In the event Senetek and/or Carme intends to file any additional patent applications with respect to the Products, Carme shall, to the extent possible to do so without impairing its intellectual property rights or violating agreements with or intellectual property rights of others, furnish a draft of the proposed filing to ICN for review and comments at least thirty
(30) days in advance of filing. Any such draft shall be treated as Carme Confidential Information and shall not constitute an offer to sell any product to ICN. Carme and/or Senetek shall maintain and prosecute the Patents at their own expense during the term of this Agreement. In the event Carme and Senetek fail to maintain or prosecute any patent or patent application, they shall so notify ICN and ICN may itself maintain and prosecute the same and deduct the associated costs from any royalty due hereunder.

         5.2.6 Survival. The representations and warranties made in this Agreement shall survive the termination of this Agreement for the longer of (a) the statute of limitations applicable to claims for the breach of such representation or warranty and (b) such other period as may be specified in this Agreement.

6.       CONFIDENTIAL INFORMATION AND ANNOUNCEMENTS

     6.1 Carme Confidential Information. ICN shall not (a) use Carme Confidential Information except to perform its obligations under this Agreement, or (b) disclose Carme Confidential Information to any Person (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to ICN by the same obligations as to

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confidentiality) without the express written permission of Carme, unless such disclosure is required by order of a court of competent jurisdiction.

     6.2 ICN Confidential Information. Carme shall not (a) use ICN Confidential Information except to perform its obligations under this Agreement, or (b) disclosed ICN Confidential Information to any Person (except to its employees and agents who reasonably require same for the purpose hereof and who are bound to Carme by the same obligations as to confidentiality) without the express written permission of ICN, unless such disclosure is required by order of a court of competent jurisdiction.

     6.3 No License. The furnishing of Confidential Information by one party to the other shall not constitute any grant, option or license to the other under any patent or other rights now or hereafter held by the furnishing party.


     6.4 Announcement. The parties will issue an agreed upon press release upon execution of the agreement between ICN and Senetek Drug Delivery Technologies, Inc. ("SDDT") described in section 9.2 below, or, if no such agreement is reached and this Agreement is not voided within the time provided in section 9.2, then on November 2, 1998. Except for such release and except as may otherwise be required by law, neither party will disclose the terms of this Agreement to any other Person; provided, however, that each party may make such disclosure of the terms of this Agreement to its employees and agents as is necessary to permit such party to perform its obligations under this Agreement; provided further that any such employee or agent agrees to maintain the confidentiality of this Agreement. Except as may be required by law, neither Carme nor Senetek will disclose the results of any clinical studies or other technical data concerning the Products without ICN's approval, provided, however, that Carme may make such disclosures (or permit disclosures) to show that

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products including Kinetin are more effective than those that do not include
Kinetin, provided further, that such permitted disclosures to the extent made by Carme do not compare concentration levels of Kinetin.

     6.5 Survival. The provisions of this Article 5 shall survive termination of this Agreement and continue for a period of ten (10) years.

7.       INDEMNIFICATION, INSURANCE AND LIMITS ON LIABILITY

     7.1 Indemnification of Carme. ICN shall defend, indemnify, and hold harmless Carme, its offices, agents, employees and affiliates from any loss, claim, action, damage, expense or liability (including defense costs and attorneys' fees)(collectively, "Claims") arising out of or related to a breach or alleged breach of any representation, warranty or covenant made by ICN herein, or the handling, possession, marketing, sale or other use of the Products, except insofar as such claims are related to or arise from Carme's negligence or breach of this Agreement.

     7.2 Indemnification of ICN. Carme shall defend, indemnify, and hold harmless ICN(less than symbol) its officers, agents, employees and affiliates from any Claims arising out of or related to a breach or alleged breach of any representation, warranty, or covenant made by Carme herein, or Carme's manufacture or handling of the Products, except insofar as such claims are related to or arise from ICN's negligence or breach of this Agreement.

     7.3 Insurance. ICN shall maintain at its expense commercial general liability insurance in a principal amount of not less than the coverage generally maintained by companies of similar size in the industry, but in no event shall ICN be required to maintain coverage in excess of "*Filed Separately with the Commission*" dollars per occurrence and "*Filed Separately with the Commission*" in the aggregate. Such policy shall name Carme and Senetek as additional insureds. Within thirty (30) calendar days after the date of this Agreement, ICN

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shall furnish to Carme certificate evidencing such insurance. Carme may elect not to ship any product until such insurance is in place and the certificate of coverage is provided, and may thereafter suspend shipment if it reasonably believes such insurance is not in place until ICN provides Carme reasonable assurance that such coverage is in place without any gap in coverage during the Term and will be maintained as required by this Agreement.

     7.4 No Consequential Damages. Except for claims that include consequential damagers paid to Persons that are not Affiliates of an indemnified party, neither party shall be liable to the other for consequential damages, lost profits, injury to reputation or similar claims. EXCEPT FOR CLAIMS BY THIRD PARTIES ARISING FROM THE FAILURE OF THE PRODUCTS SUPPLIED BY CARME PURSUANT TO THIS AGREEMENT TO CONFORM TO THE SPECIFICATIONS AT THE TIME OF SHIPMENT, AND EXCEPT AS PROVIDED IN SECTION 8.3 BELOW UNDER NO CIRCUMSTANCES SHALL CARME OR ITS AFFILIATES HAVE ANY LIABILITY ARISING FROM THIS AGREEMENT IN EXCESS OF THE HIGHEST AGGREGATE AMOUNT PAID AS BASE PRICE AND ROYALTIES OVER THE COURSE OF ANY TWO CONTRACT YEAR PERIOD.

8.       RECALLS

     8.1 Responsibility. In the event any Product(s) must be recalled from the channel of distribution by reason of failure to meet any requirements or law or otherwise, ICN shall have the sole responsibility to effect the recall. Carme shall use its reasonable best efforts to cooperate with ICN in implementing any such recalls to the extent such cooperation is necessary to effect the recall.

     8.2 Reimbursement of Carme. In the event the recall results from or is caused by an act or omission by ICN, ICN shall reimburse Carme for any costs and/or expenses reasonably expended by Carme as a consequence of the recall. Without limiting the general nature of the


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foregoing, ICN shall bear the cost of (a) any Kinetin involved in such recall,
(b) any other raw materials used to produce recalled products, and (c) the Base Fee for any Products that are recalled and for any other finished Products that cannot be shipped due to the condition requiring the recall.

     8.3 Reimbursement of ICN. In the event the recall results from or is caused by an act or omission of Carme, Carme shall reimburse ICN for any costs and/or expenses reasonably expended by ICN as a consequence of the recall. Without limiting the general nature of the foregoing, Carme will provide replacement Products for recalled Products and for any Products that cannot be shipped due to the condition requiring the recall.

9.       TERM AND TERMINATION

     9.1 Term. The term of this Agreement shall be the Term unless early terminated pursuant top Section 9.2.

     9.2 Termination. Each party shall have the right to terminate this Agreement at any time upon written notice to the other in the event (i) the other party fails to perform any material obligation and such failure continues for a period of thirty (30) days after notice thereof with respect to a payment failure or, with respect to any other failure, such failure continues for a period of sixty (60) days after notice thereof, (ii) the other party is declared insolvent or bankruptcy by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party, or the other party makes or executes any assignment for the benefits of creditors, or (iii), ICN fails to meet any Minimum Purchase Requirement or satisfy the Promotion Commitment. In addition, ICN may terminate this Agreement without cause at any time after the end of the first Contract Year upon six (6) months' written notice to Carme. This agreement shall be voidable ab initio on written notice by either party to the other in the event ICN and Senetek Drug Delivery Technologies, Inc.


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("SDDT") do not conclude a final distribution agreement covering SDDT's
Reliaject Autoinjector containing epinephrine by October 23, 1998, provided that such notice must be given, if at all, no later than October 30, 1998.

10.      MISCELLANEOUS

     10.1 Method of Payments. All payments due under this Agreement shall be paid in U.S. Dollars in cash by a check drawn on a United States bank or by wire transfer of immediately available funds.

     10.2 No Joint Venture. It is not the intent of the parties hereto to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other.

     10.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (regardless of that or any other jurisdiction's choice of law principles).

     10.4 No Assignment. Neither party to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement; provided, however, that either party may assign its rights to a person that acquires substantially all of the assets of such party; provided further, that no such assignment shall relive the assigning party of its obligations under this Agreement.

     10.5 Force Majeure. No party hereto shall be liable to any other in damages for, nor shall this Agreement by terminable by reason of, any delay or default in such party's performance hereunder if such delay or default is caused by conditions beyond such party's control including, but not limited to, acts of God, regulation or law or other action of any government or any agency thereof, war, insurrection, civil commotion, destruction of production


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facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party hereto agrees to promptly notify the other party of any event of force majeure under this Section 11.5 and to employ all reasonable efforts towards prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event.

     10.6 Notices. Unless otherwise provided herein, any notice required or permitted to be given hereunder (a "Notice") shall be mailed by certified mail or generally recognized express courier service with signature required for delivery, postage prepaid, or delivered by hand to the party to whom such Notice is required or permitted to be given hereunder. If mailed, any such Notice shall be deemed to have been given as of the date of receipt, as evidenced by the date appearing on the delivery notice. If delivered by hand, any such Notice shall be deemed to have been given when received by the party or agent of such party to whom such Notice is given, as evidenced by written and dated receipt of the receiving party.

                  All Notices to ICN shall be addressed as follows:
                  ICN Pharmaceuticals, Inc.
                  ICN Plaza
                  3300 Hyland Avenue
                  Costa Mesa, CA  92626
                  Attn.:  General Counsel

                  All Notices to Carme shall be addressed as follows:
                  Carme Cosmeceutical Sciences, Inc.
                  620 Airpark Road
                  Napa, CA  94558

Either party may change the address to which any Notice is to be addressed by notification to the other party as provided herein.

     10.7 Captions. The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

     10.8 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

     10.9 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, privilege or power hereunder shall operate as a waiver or relinquishment thereof; nor shall any single or partial exercise by any party hereto of any right, privilege or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, privilege or power.

     10.10 Entire Agreement. This Agreement together with its Schedules and Exhibits constitute the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and shall supersede any prior agreements, negotiations, understandings, representations, statements and writings thereto. This Agreement may not be amended or modified except in a writing signed by a duly authorized officer of the party against whom enforcement of such amendment is sought.

     10.11 Counterparts. This Agreement may be executed in one or more counterparts by exchange of facsimile copies of signature pages, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     10.12 Document Preparation. The Parties acknowledge that this Agreement is a product of extensive negotiations and that no inference should be drawn regarding the preparation of this document.

                  To evidence this Agreement, the parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

                            ICN PHARMACEUTICALS, INC.

                            By:      /s/ Bill A. MacDonald
                                 ---------------------------------------
                            Name:    Bill A. MacDonald
                                  -----------------------------
                            Title:   Executive Vice President
                                    ---------------------------


                            CARME COSMECEUTICAL SCIENCES, INC.

                            By:      /s/ Frank J. Massino
                                 ---------------------------------------
                            Name:  Frank J. Massino
                                   ----------------------------
                            Title:   President
                                    ------------------------------------

                            approved by:

                            SENETEK, PLC

                                       By: /s/ Anthony J. Cataldo
                                           -----------------------
                            Name: Anthony J. Cataldo

                            Title: Chairman and CEO

                                    EXHIBIT A

                                     PATENTS

  (List to include all patents and patent applications for Kinetin worldwide.)

                                    EXHIBIT B

                    "*Filed Separately with the Commission*"

                                    EXHIBIT C

                    "*Filed Separately with the Commission*"

                                    EXHIBIT D

                    "*Filed Separately with the Commission*"


                                       25